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                                                            EXHIBIT 99.1

                             OLYMPIC FINANCIAL LTD.

Investor Relations                                     (612) 942-9880
                                                       1-800-711-4952
                                               Facsimile (612) 944-2619


FOR IMMEDIATE RELEASE                   CONTACT:
                                        John A. Witham, Chief Financial Officer
                                        (612) 942-9880



                    OLYMPIC FINANCIAL LTD. ANNOUNCES
                     STRATEGIC ALTERNATIVES UPDATE


Minneapolis, Minnesota, October 16, 1996. Olympic Financial Ltd. (NYSE:OLM) today announced that the party which indicated an interest to buy the Company which was announced on August 26, 1996 and certain other interested parties have not elected to make a definitive offer. The Company, assisted by its financial advisor, Donaldson, Lufkin & Jenrette, will continue to examine strategic alternatives available to it, but no assurance can be given that the Company will receive any acceptable proposals to buy the Company. The Company indicated that any proposal would be evaluated in light of market conditions that prevail at the time of the proposal and that no specific price range or deal terms for an acceptable transaction have been set by the Company's Board of Directors.

The Company is scheduled to release 3rd quarter earnings on Tuesday, October 22, 1996, and while the Company has not completed its close, earnings are expected to meet analysts' expectations.

Olympic Financial Ltd. is a Minneapolis-based consumer finance company which purchases, sells and services prime retail installment contracts for new and used automobiles originated by more than 6,800 dealers nationwide. Olympic is the largest independent provider of automobile financing. The Company, which was founded in 1990, has Regional Buying Centers in Arizona, Northern and Southern California, Colorado, Florida, Georgia, Massachusetts, Minnesota, Missouri, New York, North Carolina, Ohio, Tennessee, North, South and West Texas and Washington. The Company acquires loans through 17 Regional Buying Centers and has expanded its dealer network to include dealers in 38 states.

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        Olympic Financial Center, 7825 Washington Avenue South,
                     Minneapolis, MN 55439-2444